UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 6, 2015 (March 31, 2015)

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)
Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard Clearwater, Florida 33760 (Address of principal executive offices) (Zip Code) (727) 451-9510 Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

As Seen on TV, Inc. (the “Company”) previously entered into a Senior Note Purchase Agreement dated as of April 3, 2014, by and among the Company and the additional purchasers thereto (collectively, the “Credit Parties”), and MIG7 Infusion, LLC (“MIG7”), which was amended May 1, 2014 (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, the Credit Parties sold to MIG7 a senior secured note having a principal amount of $10,180,000, bearing interest at 14% and having a maturity date of April 3, 2015 (the “Note”). The Note Purchase Agreement was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed April 8, 2014.

The Company has now entered into an Amendment No. 2 to Senior Note Purchase Agreement (the “Amended Agreement”) dated March 31, 2015, and a Second Amended and Restated Senior Secured Promissory Note (the “Amended Note”). These documents are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report, and made several material changes to the Note Purchase Agreement and Note. In particular, these amendments: (a) contained a qualified forbearance of the events of default noted in the default notice letter delivered to the Company by MIG7 and previously disclosed in the Company’s Current Report on Form 8-K filed December 15, 2014; (b) resulted in MIG7 lending an additional $1,900,000 to the Credit Parties; (c) set the outstanding principal amount, including compounded interest through April 27, 2015, to $12,676,193; (d) capitalized all interest as of April 27, 2015, into the new principal balance referenced above, and provided that interest accrued thereafter until April 2, 2016, is payable on the Maturity Date, and accrued interest after April 2, 2016, is to be paid quarterly; and (e) extended the Maturity Date of the Note to April 3, 2017, with an extension until April 3, 2018, if the Company (i) undertakes an offering of common stock within 15 months of the date of the Amendment that results in net proceeds of at least $14 million, and (ii) at least $10,000,000 of such offering proceeds are applied to the Note.

The Amended Agreement also added additional terms and conditions that are binding on the Company. The proceeds of the Amended Note must be used by the Company to acquire the remaining interests in the debt of Ronco Holdings, Inc., and, on or before May 31, 2014, the remaining equity interests of Ronco Holdings, Inc. The acquisition of the remaining debt interests has been completed.

The Company is also obligated, within 120 days of the Amended Agreement, to issue to MIG7 shares of Convertible Preferred Stock of the Company, senior to all other capital stock of the Company, convertible into that number of shares of the Company’s common stock representing 60% of the fully diluted shares of capital stock of the Company. In addition, the Company may issue common stock in such amounts that (a) certain warrant holders shall own 9% of the outstanding, fully diluted capital stock of the Company, and management of the Company shall own 30% of the same. Accordingly, assuming the successful issuance of such capital stock of the Company, the remaining shareholders of the Company will be substantially diluted following these issuances. Further, each share of the new Convertible Preferred Stock will be afforded three votes, as compared to one vote for each share of common stock. The Company, within 180 days of the date of the Amended Agreement, will also be required to reserve shares of the Company’s common stock sufficient to convert, on one-for-one basis, all shares of the Convertible Preferred Stock into common stock. Further, until the recapitalization is completed, MIG7 shall have the right to appoint members of the Board of Directors of the Company in any number, such that it may maintain a majority of the board.

The Amended Agreement also added additional events of default under the Note, including certain revenue and EBITDA milestones, a requirement that the Company complete the issuances to MIG7 described above, and other customary terms of default. It also requires that the Company work towards reducing its liabilities and other obligations of each subsidiary, including through the dissolution or liquidation of such subsidiaries. Except as otherwise provided, all other requirements and terms of the original Note Purchase Agreement and Note continue in effect, including MIG7’s rights to foreclose on assets of the Company upon any subsequent event of default.

The foregoing description of the Amended Agreement and the Amended Note, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the Amended Agreement and Amended Note, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amendment No. 2 to Senior Note Purchase Agreement, dated March 31, 2015, by and among As Seen On TV, Inc., Infusion Brands, Inc, eDiets.com, Inc., Tru Hair, Inc., TV Goods Holding Corporation, Ronco Funding LLC, RFL Enterprises, LLC, and MIG7 Infusion, LLC

10.2	Second Amended Senior Secured Promissory Note, dated March 31, 2015, in favor of MIG7 Infusion, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AS SEEN ON TV, INC.

By:	/s/ Shad Stastney
Shad Stastney
Interim Chief Executive Officer

Date: April 6, 2015

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